As filed with the Securities and Exchange Commission on August 31, 2009

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1009366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 American Road

Morris Plains, New Jersey 07950

Tel: (973) 605-8200 Fax: (973) 605-8282

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cynthia L. Sullivan

President, Chief Executive Officer and Director

Immunomedics, Inc.

300 American Road

Morris Plains, New Jersey 07950

Tel: (973) 605-8200 Fax: (973) 605-8282

(Name, address, including zip code, and telephone number including area code, of agents for service)

Copies to:

Andrew P. Gilbert, Esq.

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “smaller reporting company, accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	20,000,000	$6.57	$131,400,000	$7,333
Warrants	3,000,000	$6.57	$19,710,000	$1,102
Total	23,000,000	$6.57	$151,110,000	$8,435

(1)	Pursuant to Rule 416(a) the number of shares being registered shall be adjusted to include any additional shares that may be issuable as a result of a distribution, split, combination or similar transaction.
(2)	The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933 and is based on the average of the high and low prices of Immunomedics, Inc’s common stock, par value $0.01 per share on August 27, 2009, as reported by The Nasdaq Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 31, 2009

PROSPECTUS

     IMMUNOMEDICS, INC.

20,000,000 SHARES OF COMMON STOCK

3,000,000 WARRANTS

Immunomedics, Inc. may offer to sell up to 20,000,000 shares of common stock and up to 3,000,000 warrants, separately or together, from time to time. The warrants may be exercisable for common stock or other securities of Immunomedics, Inc. or any other party identified in the applicable prospectus supplement.

Our common stock is traded on the NASDAQ Global Market, referred to herein as NASDAQ, under the symbol “IMMU”. The last reported sale of our common stock on the NASDAQ on August 27, 2009 was $6.84 per share. Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

The securities covered by this prospectus may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 11 OF THIS PROSPECTUS. THE PROSPECTUS SUPPLEMENT APPLICABLE TO EACH TYPE OR SERIES OF SECURITIES WE OFFER MAY CONTAIN A DISCUSSION OF ADDITIONAL RISKS APPLICABLE TO AN INVESTMENT IN US AND THE PARTICULAR TYPE OF SECURITIES WE ARE OFFERING UNDER THAT PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2009

EXPLANATORY NOTE

The prospectus contained herein relates to the general description of common stock and warrants issuable by Immunomedics, Inc.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to the base prospectus will be filed.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to herein as the SEC, using a “shelf” registration process. Under a shelf registration process, we may issue, in one or more offerings, any combination of up to 20,000,000 shares of common stock and 3,000,000 warrants, collectively referred to herein as the securities.

Each time we sell these securities we will provide you with a prospectus supplement containing specific information about the terms of each such sale. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation of Documents by Reference” beginning on page 31 of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” or similar references mean Immunomedics, Inc. and our subsidiaries.

You should rely only on the information contained in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We may offer to sell, and seek offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a prospectus supplement or amendment or incorporated herein by reference is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

ABOUT IMMUNOMEDICS, INC.

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action.

We have exclusively licensed our product candidate, epratuzumab, to UCB S.A., or UCB, for the treatment of all autoimmune disease indications worldwide. Epratuzumab’s most advanced clinical testing is for the treatment of systemic lupus erythematosus, or SLE, and in non-Hodgkin’s lymphoma, or NHL. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. for approximately the last 50 years. We have retained rights to epratuzumab in oncology indications, subject to UCB’s buy-in option, and are advancing trials in lymphoma and in childhood acute lymphoblastic leukemia, or ALL, in cooperation with National Cancer Institute Study Groups. In addition, we have exclusively licensed our product candidate veltuzumab, in the subcutaneous formulation, to Nycomed GmbH, or Nycomed, for the treatment of all non-cancer indications worldwide. We have retained the rights to develop, manufacture and commercialize veltuzumab in the field of oncology. We are conducting clinical trials with intravenous veltuzumab in patients with NHL, subcutaneous veltuzumab in patients with NHL, immune thrombocytopenic purpura, or ITP and chronic lymphocytic leukemia, or CLL, 90Y-epratuzumab (yttrium Y 90 epratuzumab tetraxetan) for the therapy of patients with lymphoma, 90Y-hPAM4 (yttrium Y 90 clivatuzumab tetraxetan) combined with gemcitabine for pancreatic cancer therapy, and our anti-CD74 antibody (milatuzumab) as a therapy for patients with multiple myeloma, or MM, NHL, and CLL. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock methodology, or DNL, with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We are working to advance this new technology into clinical testing. We believe that our portfolio of intellectual property, which includes approximately 137 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies.

Therapeutic Product Candidates

We currently have antibody product candidates in clinical development targeting B-cell non-Hodgkin’s lymphoma, or NHL, other B-cell mediated diseases and various solid tumors. All of our therapeutic product candidates are “humanized” antibodies, which means that the portion of the antibody derived from mouse (murine) DNA sequences is generally less than 10%.

We believe that each of our antibodies has therapeutic potential either when administered alone or when conjugated with therapeutic radioisotopes (radiolabeled), chemotherapeutics or other toxins to create unique and potentially more effective treatment options. The attachment of various compounds to antibodies is intended to allow the delivery of these therapeutic agents to tumor sites with increased specificity than conventional radiation therapy or chemotherapeutic approaches. This treatment method is designed to reduce the total exposure of the patient to the therapeutic agents, which ideally minimizes debilitating side effects. We are currently focusing our efforts on unlabeled, or “naked” antibodies and antibodies conjugated with drugs or toxins, and on the use of radioisotopes, such as Yttrium-90, sometimes referred to as Y-90, and Iodine-131, sometimes referred to as I-131.

We also have a number of other product candidates that target solid tumors and hematologic malignancies, and other diseases, in various stages of pre-clinical development, although it is too early to assess which of these, if any, will merit further evaluation in clinical trials. In an effort to permit an effective use of our resources, our clinical development focus has been reduced to five different antibodies in a limited number of indications.

CD22 Program: Epratuzumab

Our most advanced therapeutic product candidate, epratuzumab, is a humanized antibody which targets CD22, an antigen found on the surface of B-lymphocytes, a type of white blood cells. Epratuzumab does not evoke substantial anti-epratuzumab antibodies in NHL patients, even after repeated dosing, making it a potentially good candidate for treating patients with a chronic, autoimmune disease. As noted above, we have licensed epratuzumab to UCB for the treatment of all autoimmune disease indications worldwide. We have retained the rights for oncology indications for which UCB has been granted a buy-in option.

In June 2008, UCB reported at the EULAR’s Annual European Congress of Rheumatology, data from the first placebo-controlled studies using epratuzumab in SLE patients which showed that epratuzumab treatment demonstrated clinically meaningful improvements in moderate and severe flaring SLE patients.

SLE is a chronic and potentially fatal autoimmune disease with a variable and unpredictable course. It can affect any part of the body, but most often harms the heart, joints, skin, lungs, blood vessels, liver, kidneys and nervous system and is characterized by periods of flares, or exacerbations, interspersed with periods of improvement or remission. Although the exact function of CD22 is not fully understood, it is known to be involved in B-cell development, function and survival. B-cells are known to contribute to SLE by producing antibodies against the body’s own tissues, causing the body’s immune system to turn on itself, attacking cells and tissue and resulting in inflammation and tissue damage.

The clinical studies presented at EULAR indicated that flaring SLE patients treated with epratuzumab experienced reduced disease activity and were less reliant on the use of steroids to control the disease than those receiving placebo. The incidence of adverse events was similar for the epratuzumab and placebo groups.

In 2008, UCB initiated a new Phase IIb clinical study program for SLE. The primary objective of the Phase IIb program is to assess the dose response and the dose frequency for epratuzumab. On August 27, 2009 UCB reported positive results of the Phase IIb clinical study of epratuzumab for treatment of patients with SLE. The data demonstrated clinically meaningful effects with the treatment advantage of epratuzumab over placebo reaching 24.9% at week twelve. A total of 227 patients were enrolled in this study, with 30% of the patients having moderate disease activity and 70% of the patients having severe disease activity in multiple organ systems. UCB is in the process of performing an in depth analysis of the data in preparation of a Phase III program. Epratuzumab has received Fast Track Product designation from the U.S. Food and Drug Administration, or FDA, for the treatment of patients with moderate and severe SLE.

CD20 Program: Veltuzumab

Similar to CD22, CD20 is an antigen that is expressed on B-lymphocytes. Constructed using the same donor frameworks as epratuzumab, veltuzumab is an anti-CD20 monoclonal antibody having 90-95% human antibody sequences. Current biological therapy with monoclonal antibodies for NHL includes rituximab, a chimeric antibody comprised of one-third mouse and two-thirds human protein that binds to the CD20 antigen.

On July 11, 2008, we entered into a license and collaboration agreement with Nycomed, the Nycomed Agreement, providing Nycomed an exclusive worldwide license to develop, manufacture, and commercialize veltuzumab in the subcutaneous formulation, for the treatment of all non-cancer indications. Nycomed has disclosed that it is their intention to pursue rheumatoid arthritis, or RA, as the primary indication.

We are conducting a study to evaluate veltuzumab’s efficacy in chronic immune thrombocytopenic purpura, or ITP at low doses. Under the terms of the Nycomed Agreement, Nycomed reimburses us for all expenses incurred in connection with this study. Under the terms of the Nycomed Agreement, we have the right to co-promote veltuzumab for the ITP indication in the United States, and retain the right to develop veltuzumab in the field of oncology.

Results from the ITP multicenter, open-label, single-arm, Phase I/II study were presented at the 14th Congress of the European Hematology Association in Berlin, Germany in June 2009. At the time of reporting, 20 adult chronic ITP patients with platelet counts below 30 x 109/L who failed at least one standard therapy have been treated with two veltuzumab doses administered two weeks apart. Seven patients received the initial intravenous formulation at one of three dose levels: 80, 120 or 200 mg. One patient had an infusion reaction and discontinued treatment. Thirteen patients received subcutaneous injections of veltuzumab at one of three dose levels: 80, 160 or 320 mg. The injections were well tolerated with no grade 3-4 adverse events reported.

All patients were evaluated over a 12-week period, with responding patients continuing in long-term follow-up. Patients with platelet levels higher than 150 x 109/L measured on two separate occasions, at least one week apart, were classified as complete responders. Those with measurements between 50-150 x 109/L were considered partial responders, and minor responses were between 30-50 x 109/L.

The overall response rate (minor, partial and complete responses) in 19 evaluable patients was 68%, with 26% of patients having a complete response (platelets increased to over 150,000 x 109/L). Responses occurred across all doses tested, including the lowest dose of 80 mg, regardless of the route of administration. More importantly, all patients who have had a complete response to veltuzumab continue to maintain their increased platelet levels, with 2 patients continuing for over one year.

We have completed an open-label, multi-center, Phase II trial using the intravenous formulation in NHL. Eighty-two adult patients with CD20-positive B-cell NHL were enrolled to receive four weekly doses of 80 to 750 mg/m2 of veltuzumab. Fifty-five patients had follicular lymphoma and twenty-seven had other B-cell lymphomas. Most patients (79%) had the advanced stages of the disease. All patients had one or more prior standard chemotherapy or rituximab-containing regimens.

The median first infusion times were 4.7 hours at 750 mg/m2, 3.1 hours at 375 mg/m2, and 1.8 to 2.4 hours at lower doses, whereas median times for subsequent infusions were 2.1 to 2.6 hours at 375 or 750 mg/m2, and 1.2 to 1.5 hours at lower doses. Even with short infusion times, veltuzumab was well tolerated with no grade 3 to 4 drug-related adverse events.

Across all doses and subtypes of NHL, the overall response rate was 41% with 21% of patients having a complete response. For the fifty-five patients with follicular lymphoma, 44% had an objective response with 27% having complete responses. The highest response rates in this subgroup of patients occurred in the small number of rituximab-naïve patients, of which 57% (4 out of 7) had an objective response and 43% (3 of 7) had a complete response. More importantly, in patients who had received two or more prior rituximab-regimens, 6 of 17 (35%) responded to veltuzumab, including five patients with complete responses. In the non-follicular lymphoma subgroup, the objective response rate was 35%, and the complete response rate was 27%.

At all dose levels studied, B-cell depletion occurred after the first infusion of veltuzumab, which produced mean serum levels of antibody exceeding the 25 µg/mL value considered important for anti-CD20 therapy. In addition, veltuzumab remained in circulation after the last infusion, with half-lives that were similar at all dose levels, and at least as long as those reported in studies involving rituximab.

Veltuzumab is currently being studied in two other Phase I/II trials. At the 2009 annual meeting of American Society of Clinical Oncology (“ASCO”) in June, we reported first efficacy results of subcutaneous therapy of NHL and CLL with veltuzumab. Subcutaneous injections of veltuzumab were given once-a-week every 2 weeks for a total of 4 doses. Patients received veltuzumab at one of three dose levels: 80, 160, or 320 mg. Efficacy was assessed at 4 and 12 weeks post treatment, with responding patients continuing in follow-up. The injections were well tolerated with only transient, mild, grade-1 treatment-related adverse events.

For the 15 evaluable NHL patients reported at the conference, 53% had an objective response, and 27% had a complete response. In follicular lymphoma, 7 of 12 patients (58%) had objective responses, with 3 patients (25%) having complete responses. These findings were similar to the Phase II results described above. Thus, despite the small number of patients, it appears that the subcutaneous formulation of veltuzumab can be effective against NHL.

For CLL, there were no objective responses in 8 patients reported at the conference. However, 50% of patients had stable disease for more than 12 weeks. An adequate dosing schedule has yet to be determined for this group of patients.

Yttrium Y 90 Clivatuzumab tetraxetan Program

Yttrium Y 90 clivatuzumab tetraxetan or hPAM4 labeled with Y-90, is our therapeutic product candidate for patients with pancreatic cancer. It is a humanized monoclonal antibody highly specific for pancreatic cancer. Preclinical studies in mice with transplanted human pancreatic cancer have demonstrated that the antibody labeled with Y-90 has activity by itself as well as in combination with gemcitabine, a radiosensitizing chemotherapeutic that is commonly used to treat patients with this disease. Yttrium Y 90 clivatuzumab tetraxetan has Orphan Drug status in both the US and the European Union, and fast-track status in the US for the treatment of pancreatic cancer.

Our current study is a Phase Ib, open-label, dose escalation of yttrium Y 90 clivatuzumab tetraxetan administered as fractionated, multi-doses, in combination with low-dose gemcitabine as frontline therapy for patients with Stage III or Stage IV metastatic pancreatic cancer. We presented initial results from this study at the Annual Meeting of ASCO in June 2009. Eleven treatment-naïve patients, of which all but 1 had stage 4 or metastatic pancreatic cancer, were enrolled to receive 1 of 3 fractionated Y-90 doses: 6.5, 9.0 and 12.0 mCi/m2, given once-a-week for 3 weeks in combination with low doses of gemcitabine as a radiosensitizing agent. Two of 3 patients at the 12.0 mCi/m2 dose level had more than 30% tumor shrinkage to qualify as partial responders by Response Evaluation Criteria in Solid Tumors, or RECIST, criteria. The third patient was too early for evaluation, but was showing evidence of tumor shrinkage. One patient receiving 6.5 mCi/m2 of Y-90 also was a partial responder. Overall, half of the evaluable patients showed evidence of tumor shrinkage or stabilization after this therapy.

In addition, 2 patients survived for more than 1 year from the start of treatment, despite the dismal life expectancy of 4 to 6 months from diagnosis for most patients with advanced pancreatic cancer, due to lack of early detection and effective treatment. One of these two patients had received 4 cycles of this therapy, and the other received 3 cycles.

In addition to getting yttrium Y 90 clivatuzumab tetraxetan, patients also received 4 weekly doses of 200 mg/m2 of gemcitabine, known to sensitize cancer cells to radiation, which was given much below its usual therapeutic dose. The major side effect from the combination treatment is low blood cell counts which are manageable and reversible. Otherwise, the treatment has been well tolerated.

Assuming results from this and future clinical trials support regulatory approvals, we may consider taking this product candidate through to commercialization without a partner. However, there is no assurance that regulatory approval will be obtained.

CD74 Program: Milatuzumab

CD74 is a transmembrane protein that is highly expressed in multiple myeloma and other B-cell lymphomas. It actively directs transport from the cell surface to an endosomal compartment and, as such, is a unique target for antibody-drug immunoconjugate therapy. Also, recent evidence supports a role for CD74 as a signaling molecule in B-cell lymphoma survival. We have observed high expression of CD74 in human NHL and MM clinical specimens and cell lines, and have developed milatuzumab, a naked humanized antibody targeting the CD74 antigen, using the same constant regions of the heavy and light chains as epratuzumab, for the therapy of MM, NHL and CLL.

Milatuzumab is currently in a Phase I/II multicenter clinical trials to evaluate its safety and tolerability in patients with multiple myeloma. Other objectives include preliminary information on efficacy, pharmacokinetics, immunogenicity; and acceptable doses for subsequent studies. Adult patients with multiple myeloma were enrolled in this open-label, dose-escalation study. All patients had stage II or III multiple myeloma, with stage III as the most advanced stage of the disease based on the Durie-Salmon diagnostic criteria. Most patients had at least 4 prior treatments that included bortezomib, lenalidomide, melphalan and thalidomide.

At the time of reporting at the 2009 Annual Meeting of ASCO, 24 patients had received milatuzumab, twice weekly, at 1 of 4 dose levels: 1.5, 4.0, 8.0 or 16.0 mg/kg, for 4 weeks. Milatuzumab was rapidly cleared at these dose levels with little accumulation in the blood. In spite of rapid clearance, 4 patients had encouraging disease stabilization for at least 12 weeks post-treatment, one continuing for more than 8 months. These patients (3 at 4.0 mg/kg dose level and 1 receiving 2 x 8.0 mg/kg milatuzumab weekly) appeared to have higher serum levels of the anti-CD74 antibody. There have been no objective responses in 21 evaluable patients. Additional studies involving milatuzumab include a Phase I study of milatuzumab in NHL and CLL conducted by Weill Cornell Medical Center funded in part by the National Cancer Institute. We have also initiated our own study in patients with NHL or CLL using different doses and dosing schedules.

The CD74 antibody conjugated with the cancer drug doxorubicin is currently in preclinical development. Preclinical in vitro results demonstrated that the drug-antibody conjugate binds specifically to CD74-expressing NHL and MM cell lines, and produces a cytotoxicity level approaching that of free doxorubicin. Antibody-targeted selective delivery of anticancer drugs against antigens expressed on cancer cells can potentially improve the therapeutic index of anticancer drugs. An Investigational New Drug, or IND, application for the drug conjugate has recently been allowed by the U.S. Food and Drug Administration (FDA) to initiate a Phase I/II clinical trial for the treatment of patients with multiple myeloma. This product candidate is the Company’s first antibody-drug conjugate to enter human studies.

Yttrium Y 90 epratuzumab tetraxetan Program

Yttrium Y 90 epratuzumab tetraxetan is our radiolabeled CD22 antibody product candidate being evaluated in Europe in a Phase I/II study in patients with NHL. Radioimmunotherapy, or RAIT, combines the targeting power of monoclonal antibodies with the cell-damaging ability of localized radiation. When infused into a patient, these radiation-carrying antibodies circulate in the body until they locate and bind to the surface of specific cells, and then deliver their cytotoxic radiation more directly to the cells. This therapy, unlike chemotherapy, mainly selects cancer cells, has fewer side effects, and may be administered on an outpatient basis in the U.S.

The Phase I/II European study has completed its target enrollment of 64 adult patients with documented B-cell NHL who had failed one or more regimen therapies, including rituximab. Updated results from this study were presented at the 56th annual meeting of the Society of Nuclear Medicine (“SNM”) in June 2009.

The objective response rate (partial and complete responses) in 62 evaluable patients was 64%, with 49% of patients having a complete response. Both the objective and complete response rates appear to correlate with cumulative doses. In 16 patients unresponsive to last therapy, 75% responded to yttrium Y 90 epratuzumab tetraxetan with 56% complete responses. More importantly, responses were seen across all different types of NHL. For follicular lymphoma patients, treatment at 20 mCi/m2 for 2 weeks was particularly effective, with all 10 patients responding to the treatment, 9 of which were complete responders. In addition, for all 21 follicular lymphoma patients with complete responses, the estimated median progression-free survival is 17.9 months, including responses continuing up to 5 years. The highest cumulative Y-90 dose level reported in this study was 45 mCi/m2, which is more than two-fold higher than the maximum allowable single dose of 32 mCi currently approved for ibritumomab tiuxetan.

CEA Program: Labetuzumab

We have developed another solid tumor therapeutic product candidate that targets carcinoembryonic antigen, or CEA or CEACAM5, expressed by cancers of the colon, rectum, breast, lung and other solid tumors. We are not currently conducting clinical trials with our unlabeled CEA antibody, labetuzumab; however, we are providing clinical supplies for an investigator-sponsored Phase II clinical trial in Germany, evaluating repeat dosing of I-131-labeled CEACAM5 antibody, labetuzumab, in patients with resected liver metastases of colorectal cancer.

Diagnostic Imaging Products

We have continued to transition our focus away from the development and commercialization of diagnostic imaging products in order to accelerate the development of our therapeutic product candidates, although we manufacture and commercialize our LeukoScan® product in territories where regulatory approvals have previously been granted. LeukoScan is indicated for diagnostic imaging for determining the location and extent of infection/inflammation in bone in patients with suspected osteomyelitis, including patients with diabetic foot ulcers.

Research and Development Programs

We have historically invested heavily in our research and development programs, spending approximately $21,485,000 for these programs during fiscal year ended June 30, 2009, $22,209,000 for these programs during fiscal year ended June 30, 2008 and $19,841,000 for these programs during fiscal year ended June 30, 2007. The expense reduction during the 2009 fiscal year resulted primarily from expense reimbursements received from Nycomed, partially offset by additional employees and related salaries and employee benefits. The increase in expense during the 2008 fiscal year over 2007 was due to higher headcount and related salaries, employee benefits and increased patent expenses. The above discussion is a brief summary of our principal research and development programs as of August 24, 2009.

Other Antibody-Directed Therapy Approaches

Our majority-owned subsidiary, IBC Pharmaceuticals, Inc., or IBC, has been working on the development of novel cancer radioimmunotherapeutics using patented pretargeting technologies with proprietary, bispecific antibodies.

Preclinical studies with IBC continue for the development of new bispecific antibodies and peptides for improved targeting and treatment of cancer. They include tumor-targeting antibodies with multiple binding-arms and new carrier peptides that allow attachment of different kinds of therapeutic and diagnostic isotopes.

One of the new bispecific antibodies is TF2, an antibody constructed using our proprietary protein engineering platform technology, called Dock-and-Lock, or DNL. It specifically targets the carcinoembryonic, or CEA (specifically CEACAM5) antigen expressed in many human cancers, including colorectal cancer. Unlike conventional antibodies which can only attach to one receptor, TF2 has been modified to contain an additional binding site that recognizes a radioisotope-carrying peptide. This allows the separate administration of TF2 before the delivery of radioisotope, a concept known as pretargeting, which is developed by the Company’s majority-owned subsidiary, IBC Pharmaceuticals, Inc.

At the 56th annual meeting of the Society of Nuclear Medicine, or SNM in June 2009, results from two studies of TF2 were presented. The first study reported examined the selectivity and specificity of TF2 compared with fluorine-18, or F-18 fluorodeoxyglucose, or FDG in PET imaging of colorectal cancer. The therapeutic efficacy of TF2 against colorectal cancer was assessed in the second study using an animal model.

F-18 FDG is a sugar analog approved for use in the U.S. for the detection of certain tumors, coronary artery disease, and epilepsy. It is the most widely used radiopharmaceutical in positron-emission tomography, or PET, to determine abnormal glucose metabolism. However, F-18 FDG uptake is also accelerated during inflammatory processes and in rapidly-proliferating normal cells, which may lead to false-positive results and lower specificity.

For the imaging study, animals carrying human colorectal tumor and with chemically-induced inflamed muscle were imaged with either F-18 FDG or TF2 and a radiolabeled peptide. In the TF2 group of animals, uptake of radioactivity was more than 10-fold higher in the tumor than in the inflamed muscle. The levels in normal organs and tissues were all significantly lower. With F-18 FDG, both the tumor and the inflamed muscle were clearly visualized at 1 hour.

In the therapeutic study, treatment with 1 cycle of TF2 and a radiolabeled peptide significantly prolonged median survival time, or MST, of animals injected with human colorectal cancer cells to 24 days compared with 13 days from the untreated group. Moreover, 2 and 3 cycles of TF2 treatments extended MST to 45 and 65 days, respectively. Bone marrow and kidney toxicity to the TF2 group was minimal. For the first time, therefore, fractionated dosing of pretargeted radioimmunotherapy, or RAIT, was found to be superior in efficacy over single-cycle RAIT.

TF2 is currently in two investigator-sponsored studies in the U.S. and Europe for pretargeted imaging and radioimmunotherapy of colorectal cancer.

The ultimate goal of IBC is to offer cancer patients a more individualized treatment by combining improved molecular imaging with targeted therapy. Demonstrated tumors localized in imaging studies may predict a more appropriate group of patients that would respond to the subsequent therapy. In collaboration with external investigators, we are now planning with IBC to test this new technology in patients.

Peptides

Since the pretargeting methods being developed with IBC are showing very high tumor/normal tissue ratios, we have been working on creating a new class of diagnostic imaging agents using both traditional gamma- emitting isotopes, such as Technetium-99m (Tc-99m), and positron-emitting isotopes, such as F-18 and Gallium-68 (Ga-68). During the past year, we have developed a facile method for the radiolabeling of peptides with F-18. The method has since been successfully applied to a bispecific antibody pretargeting study in animals injected with human colorectal cancer. Moreover, at the 2009 annual meeting of the SNM, using the new labeling method, F-18 labeled peptides were shown to be stable enough to produce exceptional PET images of receptor-expressing tumors in animals. Our goal is to improve the labeling process to the point where we will be capable of radiolabeling these peptides at clinical-scale using single-vial kits. In related work, similar synthetic methods have also been used to prepare peptides that can be radiolabeled with Tc-99m, Ga-68, Indium-111, Lutetium-177 and Yttrium-90, which are being applied to the bispecific pretargeting technology that is being developed through IBC.

Dock-and-Lock Platform Technology

Together with IBC, we have developed a new platform technology, called the Dock-and-Lock method, or DNL, which has the potential for making a considerable number of bioactive molecules of increasing complexity. DNL utilizes the natural interaction between two proteins, cyclic AMP-dependent protein kinase, or PKA, and A-kinase anchoring proteins, or AKAPs. The region that is involved in such interaction for PKA is called the dimerization and docking domain, or DDD, which always appears in pairs. Its binding partner in AKAPs is the anchoring domain, or AD. When mixed together, DDD and AD will bind with each other spontaneously to form a binary complex, a process termed docking. Once “docked,” certain amino acid residues incorporated into DDD and AD will react with each other to “lock” them into a stably tethered structure. The outcome of the DNL method is the exclusive generation of a stable complex, in a quantitative manner that retains the full biological activities of its individual components. Diverse drugs, chemical polymers, proteins, peptides, and nucleic acids are among suitable components that can be linked to either DDD or AD. Since DDD always appears in pairs, any component that is linked to DDD will have two copies present in the final products.

DNL method judiciously combines conjugation chemistry and genetic engineering to enable the creation of novel human therapeutics, and the potential construction of improved recombinant products over those currently on the market. To that end, we have created two DNL-PEGylated interferon-alpha-2b (IFNa 2b) molecules, a2b-413 and a2b-457, by site-specifically conjugating IFNa2b to polyethylene glycol, or PEG, with different sizes. At the 100th Annual Meeting of the American Association for Cancer Research (“AACR”) in April 2009, results from preclinical studies evaluating the in vitro and in vivo properties of a2b-413 and a2b-457 and comparing them with approved PEGylated IFNa2b therapeutics, PEG-INTRON and PEGASYS, were reported.

The two DNL-PEGylated interferons had similar anti-viral activities in vitro, which were higher than PEGASYS but less than PEG-INTRON, and demonstrated slower clearance in mice than PEG-INTRON with an advantage for a2b-457 over PEGASYS. In an animal lymphoma model, a2b-413 and a2b-457 significantly improved animal survival in comparison to PEG-INTRON but not in animals treated with PEGASYS. These results suggest that the two DNL-PEGylated IFN-a2b molecules have select advantages over both PEG-INTRON and PEGASYS, which warrant further testing in the clinic.

DNL-modified IFNa2b was also the subject of a second study presented at the Annual Meeting. 20-2b, which contains 4 IFNa2b groups site-specifically conjugated to veltuzumab, was reported to retain the anti-viral activity of IFNa2b in vitro and have specific activities similar to PEG-INTRON but greater than PEGASYS. Moreover, it was shown to have significantly longer circulating half-life in mice than those of PEG-INTRON and PEGASYS, and found to be stable in human sera and whole blood for at least 10 days. Compared with veltuzumab, 20-2b demonstrated enhanced antibody-dependent cellular cytotoxicity, or ADCC, in two human lymphoma cell lines, but lacked the complement-dependent cytotoxicity, or CDC, of its parental antibody.

Anti-lymphoma efficacy was evaluated in various animal models. In one lymphoma model, a single, low-dose of 20-2b (0.7 pmol) extended MST by more than 100 days over both untreated animals and the veltuzumab group. Moreover, the 7 long-term survivors in the 20-2b group did not show visible evidence of disease at the end of the study. In an advanced tumor model, the same dosage of 20-2b produced MST that is similar to the group receiving the highest dose of PEGASYS (70 pmol), which is 100-fold higher. Treatment with the same high dose of 70 pmol of 20-2b, in comparison, improved MST to more than 105 days with all 9 animals in the group surviving, while veltuzumab at 70 pmol had only a modest effect on survival with MST of 24 days. Finally, in two models that are resistant to the interferon and less responsive to veltuzumab, 20-2b doubled MST over untreated animals and significantly improved survival over veltuzumab. Based on these results, the veltuzumab-interferon-a2b conjugate could be an attractive candidate for the therapy of CD20-expressing lymphomas and leukemias.

In a separate study, DNL was used to create new protein constructs that contain multiple copies of erythropoietin, or EPO with improved pharmacokinetics and potency. EPO is a hematopoietic growth factor that stimulates the proliferation and differentiation of erythrocytes into mature red blood cells. Several recombinant human EPOs, including Aranesp, are currently used for the treatment of anemia, predominantly associated with chronic kidney failure and cancer chemotherapy. However, the short half-life of these products (4-13 hours) necessitates frequent dosing. Increasing the serum half-life of EPO to allow less frequent dosing is, therefore, highly desirable and has been an important goal for developing next-generation EPO.

The poster presentation at the 2009 Annual Meeting of the AACR described the generation of 3 EPO derivatives: a DNL-PEGylated EPO (PEG-EPO) that contains two copies of EPO, an antibody fragment conjugated to 2 EPOs (Fab-EPO), and an intact antibody linked to 4 copies of the cytokine (IgG-EPO). All 3 derivatives maintain the biological activity of EPO with a similar specific activity to Aranesp. In addition, in vivo activity of IgG-EPO was confirmed in normal mice. A single intravenous administration of IgG-EPO induced a significant increase in hematocrit levels compared to untreated mice.

Like EPO, granulocyte colony-stimulating factor, or G-CSF is also a hematopoietic growth factor and is the subject of the fourth study presented at the AACR Annual Meeting. G-CSF stimulates the bone marrow to produce more white blood cells. Currently in the U.S., a recombinant methionyl human G-CSF and its longer-acting PEGylated form is largely used for treating chemotherapy-induced neutropenia and for mobilizing transplantable stem cells from bone marrow to the blood for easier collection and processing. In this study, 3 antibody-G-CSF conjugates were generated and characterized. Each conjugate comprising 4 copies of human G-CSF linked site- specifically to one of the Company’s three proprietary humanized antibodies: veltuzumab (anti-CD20), labetuzumab (anti-CEACAM5), and h734 (anti-indium-DTPA).

Against a leukemia cell line, h734-G-CSF and veltuzumab-G-CSF were more potent than recombinant human G-CSF. h734-G-CSF also induced a higher number of monocytes and neutrophils in the blood of normal mice, compared to untreated animals. For veltuzumab-G-CSF, enhanced ADCC was observed in CD20-positive lymphoma cells. Because anti-CD20 therapies can cause neutropenia in patients, the potential of veltuzumab-G-CSF to enhance the potency of an anti-CD20 antibody yet prevent neutropenia is very attractive.

As with all candidate therapeutic molecules developed by IBC or Immunomedics, the safety and potential efficacy cannot be predicted until sufficient trials in humans have been conducted.

Employees

As of August 24, 2009, we employed 120 persons on a full-time basis, of whom 23 were in research and development departments, 17 of whom were engaged in clinical research and regulatory affairs, 56 of whom were engaged in operations and manufacturing and quality control, and 22 of whom were engaged in finance, administration, sales and marketing. Of these employees, 50 hold M.D., Ph.D. or other advanced degrees. We believe that while we have been successful to date in attracting skilled and experienced scientific personnel, competition for such personnel continues to be intense and there can be no assurance that we will continue to be able to attract and retain the professionals we will need to grow our business. Our employees are not covered by a collective bargaining agreement, and we believe that our relationship with our employees is excellent.

Corporate Information

We were incorporated in Delaware in 1982. Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200. In addition to our majority-owned subsidiary, IBC, we also have two foreign subsidiaries, Immunomedics B.V. in The Netherlands and Immunomedics GmbH in Darmstadt, Germany, to assist us in managing sales and marketing efforts and coordinating clinical trials in Europe. Our web address is www.immunomedics.com. We have not incorporated by reference into this Annual Report on Form 10-K the information on our website, and you should not consider it to be a part of this document.

Our reports that have been filed with the Securities and Exchange Commission, or SEC, are available on our website free of charge, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Copies of this Annual Report on Form 10-K may also be obtained without charge electronically or by paper by contacting Investor Relations, Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950 or by calling (973) 605-8200.

In addition, we make available on our website (i) the charters for the committees of the Board of Directors, including the Audit Committee, Compensation Committee and Nominating and Board Governance Committee, and (ii) the Company’s Code of Business Conduct (the Code of Conduct) governing its directors, officers and employees. Within the time period required by the SEC, we will post on our website any modifications to the Code of Conduct, as required by the Sarbanes-Oxley Act of 2002.

The public may also read and copy the materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any prospectus supplement and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “may”, “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words and may include statements concerning our strategies, goals and plans. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our ability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing diagnostic and therapeutic products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the caption “Risk Factors” included in any prospectus supplement and under the caption “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2009, which is incorporated by reference into the Registration Statement of which this prospectus forms a part.

The following documents, among others, describe these assumptions, risks, uncertainties, and other factors. You should read and interpret any forward-looking statements together with these documents:

•	the risk factors contained in any prospectus supplement under the caption “Risk Factors”;

•	our most recent annual report on Form 10-K, including the sections entitled “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	our quarterly reports on Form 10-Q; and

•	our other SEC filings.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus, the date of any prospectus supplement or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

Factors That May Affect Our Business and Results of Operations

Our business is subject to certain risks and uncertainties, each of which could materially adversely affect our business, financial condition, cash flows and results of operations.

Risks Relating to Our Business, Operations and Product Development

We have a long history of operating losses and it is likely that our operating expenses will continue to exceed our revenues for the foreseeable future.

We have incurred significant operating losses since our formation in 1982. As of June 30, 2009, we had an accumulated deficit of approximately $240,000,000, including net income of $2,274,000 for the year ended June 30, 2009 and net loss of $22,909,000 for the year ended June 30, 2008. In July 2008, we entered into an agreement with Nycomed GmbH, or Nycomed, providing Nycomed an exclusive worldwide license to develop, manufacture, and commercialize veltuzumab, our humanized anti-CD20 antibody in the subcutaneous formulation for the treatment of all non-cancer indications. Under the terms of this agreement, we retain the right to develop veltuzumab in the field of oncology. As a result, we will continue to incur significant expenses relating to the development of veltuzumab for oncology indications. In addition, we will continue our ongoing Phase I/II study in immune thrombocytopenic purpura, or ITP. As we have continuing obligations under the Nycomed Agreement, we recorded the $40 million non-refundable payment received from Nycomed as deferred revenue and we are recognizing this amount through December 2009, which is our best estimate of the period of time required for us to fulfill our obligations under the Nycomed Agreement. As of June 30, 2009 accordingly, we recognized $25,460,000 as License Fee Revenues for fiscal year ending June 30, 2009. The remaining balance of $14,540,000 is recorded as Deferred Revenue. We expect to recognize the remaining balance of $14,540,000 as revenue in fiscal 2010.

In May 2006, we entered into an agreement with UCB, S.A., or UCB, granting UCB the exclusive, worldwide license to develop, manufacture, market and sell epratuzumab, our humanized CD22 antibody, for all autoimmune disease indications. As part of this agreement UCB assumed the responsibility for conducting the Phase III SLE clinical trials we had designed and initiated. UCB subsequently decided to terminate these trials and establish new protocols under which new clinical trials for the treatment of SLE would be conducted. As a result of this decision, we are no longer able to determine when these clinical trials will take place or how these decisions would impact the obligation period for our remaining potential manufacturing responsibilities under the terms of the agreement with UCB. Therefore we had ceased amortizing to revenue the deferred revenue recorded with the receipt of the up front payments from UCB at the inception of the license agreement until such time as the obligation period could be reasonably determinable. As of June 30, 2009 this deferred revenue on the balance sheet is $31,145,000. Subsequent to June 30, 2009, UCB relieved us of our remaining obligation to supply UCB with any further supplies for SLE. As this was the only obligation remaining for us under the terms of the UCB Agreement, we expect that the deferred revenue under the UCB Agreement as of June 30, 2009, will be recognized as revenue during the three-month period ended September 30, 2009.

The only significant product sales we have earned to date have come from the sales of our diagnostic imaging products. In addition, we have made the strategic decision to de-emphasize sales of our diagnostic products and focus on our therapeutic pipeline. We have never had product sales of any therapeutic product. We expect to continue to experience significant operating losses as we invest further in our research and development activities while simultaneously attempting to develop and commercialize our other therapeutic product candidates. If we are unable to develop commercially viable therapeutic products or to license them to third parties, it is likely that we will never achieve significant revenues or maintain continued profitability, either of which would jeopardize our ability to continue as a going concern.

Negative conditions in the global credit markets may impair the liquidity of our investment in auction rate securities.

Our auction rate securities consist primarily of AAA rated securities and have an estimated fair value of $17.5 million as of June 30, 2009. The continued negative conditions in the global credit markets have prevented some investors from liquidating their holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. If the credit markets do not improve, auctions for our invested amounts may continue to fail. If an auction continues to fail for securities in which we have invested, we may be unable to liquidate some or all of our auction rate securities at par. In the event we need or desire to access these funds, we will not be able to do so until a future auction on these investments is successful or a buyer is found outside the auction process. If a buyer is found, such buyer may only be willing to purchase the investments at price below par. Further, rating downgrades of the security issuer or the third-parties insuring such investments may further impact our ability to auction or sell these securities.

We may not be able to sell some or all of our auction rate securities at an auction if the auction fails; that is, if there are more auction rate securities offered for sale than there are buyers for those auction rate securities. The relative buying and selling interest of market participants in our auction rate securities and in the auction rate securities market as a whole will vary over time, and such variations may be affected by, among other things, news relating to the issuer, the attractiveness of alternative investments, the perceived risk of owning the security (whether related to credit, liquidity or any other risk), the accounting or tax treatment accorded the instruments, reactions to regulatory actions or press reports, financial reporting cycles and market sentiment generally. Shifts of demand in response to any one or simultaneous particular events cannot be predicted and may be short-lived or exist for longer periods.

It is possible that the potential lack of liquidity in our auction rate security investments could adversely affect our liquidity and our ability to fund our operations. We cannot predict whether future auctions related to auction rate securities will be successful. We are currently seeking alternatives for reducing our exposure to the auction rate market, but may not be able to identify any such alternative. If we are not able to monetize some or all of its auction rate securities, we could suffer a loss and such loss could have a material adverse effect on our ability to finance our future ongoing operations.

Our most advanced therapeutic product candidates are still only in the clinical development stage, and will require us to raise capital in the future in order to fund further expensive and time-consuming studies before they can even be submitted for final regulatory approval.

Our most advanced therapeutic product candidates are still in the clinical development stage and will not be available for commercial sale any time soon, if ever. In order to complete the clinical development process for each of our product candidates, it will be necessary to invest significant financial resources, and devote a great deal of time and effort, just to reach the point where an application for final FDA or foreign regulatory approval can be submitted. In addition, we will need to raise additional capital to finance the costly process of obtaining approval for any of our current products should we get to that stage of product development. Given the recent downturn in the economy, however, financing may not be available to us when we need it or on terms acceptable to us.

Clinical trials involve the administration of a product candidate to patients who are already extremely ill, making patient enrollment often difficult and expensive. Moreover, even in ideal circumstances where the patients can be enrolled and then followed for the several months or more required to complete the study, the trials can be suspended, terminated or otherwise fail for any number of reasons, including:

•	later-stage clinical trials may raise safety or efficacy concerns not readily apparent in earlier trials;

•	unforeseen difficulties in manufacturing the product candidate in compliance with all regulatory requirements and in the quantities needed to complete the trial may be cost-prohibitive;

•	while underway, the continuation of clinical trials may be delayed, suspended or terminated due to modifications to the clinical trial’s protocols based on interim results obtained;

•	our collaboration partner may suspend or cease trials in their sole discretion;

•	during the long trial process, alternative therapies may become available which make further development of the product candidate impracticable; and

•	if we are unable to obtain the additional capital we need to fund all of the clinical trials we foresee, we may be forced to cancel or otherwise curtail some important trials.

Any failure or substantial delay in successfully completing clinical trials for our product candidates, particularly the ongoing trials for our most advanced product candidates, epratuzumab and veltuzumab, could severely harm our business and results of operation.

Should the clinical development process be successfully completed, our ability to derive revenues from the sale of therapeutics will depend upon our first obtaining FDA as well as foreign regulatory approvals, all of which are subject to a number of unique risks and uncertainties.

Even if we are able to demonstrate the safety and efficacy of our product candidates in clinical trials, if we fail to gain timely approval to commercialize our product candidates from the FDA and other foreign regulatory authorities, we will be unable to generate the revenues we will need to build our business. These approvals may not be granted on a timely basis, if at all, and even if and when they are granted they may not cover all the indications for which we seek approval. For example, while we may develop a product candidate with the intention of addressing a large, unmet medical need, the FDA may only approve the use of the drug for indications affecting a relatively small number of patients, thus greatly reducing the market size and our potential revenues. The approvals may also contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use, which could further narrow the size of the market. Finally, even after approval can be obtained, we may be required to recall or withdraw a product as a result of newly discovered safety or efficacy concerns, either of which would have a materially adverse effect on our business and results of operations.

In order to fund future operations, we will need to raise significant amounts of additional capital. Because it can be difficult for a small-cap company like ours to raise equity capital on acceptable terms and given the recent downturn in the economy, we cannot assure you that we will be able to obtain the necessary capital when we need it, or on acceptable terms, if at all.

Even if our technologies and product candidates are superior, if we lack the capital needed to bring our future products to market, we will never be successful. We have obtained the capital necessary to fund our research and development programs to date primarily from the following sources:

•	$40,000,000 from Nycomed in August 2008 to license the rights to develop, manufacture and commercialize veltuzumab for the treatment of all non-cancer indications;

•	$38,000,000 from UCB in May 2006 to license the rights to develop, manufacture and commercialize epratuzumab for the treatment of all autoimmune disease indications;

•	approximately $259,000,000 from the public and private sale of our debt and equity securities through June 30, 2009; and

•	limited product sales of CEA-Scan® and LeukoScan®, licenses, grants and interest income from our investments.

With the completion of the Nycomed Agreement and the receipt of the initial payments on August 21, 2008 related thereto, we believe we have adequate cash to fund our operations and research and development programs through the next twelve months. However, we are also advancing plans to initiate a Phase III registration trial of veltuzumab in non-Hodgkin’s lymphoma, for which we are considering a number of funding alternatives in the event we decide to begin this trial. We intend to continue expending substantial capital on our research and development programs. We will need to raise additional capital in order to obtain the necessary regulatory approvals and then commercialize our therapeutic product candidates. Our capital requirements are dependent on numerous factors, including:

•	the rate at which we progress our research programs and the number of product candidates we have in pre-clinical and clinical development at any one time;

•	the cost of conducting clinical trials involving patients in the United States, Europe and possibly, elsewhere;

•	our need to establish the manufacturing capabilities necessary to produce the quantities of our product candidates we project we will need;

•	the time and costs involved in obtaining FDA and foreign regulatory approvals;

•	the cost of first obtaining, and then defending, our patent claims and other intellectual property rights;

•	the success of Nycomed and UCB in meeting the clinical development and commercial milestones for veltuzumab and epratuzumab, respectively; and

•	our ability to enter into licensing and other collaborative agreements to help off-set some of these costs.

There may be additional cash requirements for many reasons, including, but not limited to, changes in our research and development plans, the need for unexpected capital expenditures or costs associated with any acquisitions of other businesses, assets or technologies that we may choose to undertake. If we deplete our existing capital resources, we will be required to either obtain additional capital quickly, or else significantly reduce our operating expenses and capital expenditures, either of which could have a material adverse effect on us.

Our ability to raise future capital on acceptable terms will depend not only upon our operating performance, but also on conditions in the public and private debt and equity markets, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. Because of the recent downturn in the economy and adverse conditions in the public and private debt and equity markets, financing may not be available to us when we need it on terms we find acceptable, if at all. Furthermore, the terms of any such debt or equity financing may include covenants which limit our future ability to manage the business, contain preferences, privileges and rights superior to those enjoyed by holders of our common stock or cause substantial dilution to our existing stockholders.

If we cannot successfully and efficiently manufacture the compounds that make up our products and product candidates, our ability to sell products and conduct clinical trials will be impaired.

Our ability to conduct our pre-clinical and clinical research and development programs depends, in large part, upon our ability to manufacture our proprietary compounds in accordance with FDA and other regulatory requirements. While we have completed construction on the major expansion of our manufacturing facilities in New Jersey in anticipation of our current and future needs, we have no historical experience in manufacturing these compounds in significant quantities, and we may not be able to do so in the quantities and with the degree of purity that is required. Any interruption in manufacturing at this site, whether by natural acts or otherwise, would significantly and adversely affect our operations, and delay our research and development programs.

We are dependent upon Nycomed for the final development and commercialization of veltuzumab for the treatment of all non- cancer indications worldwide and upon UCB for the final development and commercialization of epratuzumab for the treatment of autoimmune disease indications worldwide and they may not be successful

We have licensed the exclusive worldwide rights of our most advanced therapeutic compounds, veltuzumab (to Nycomed) and epratuzumab (to UCB). As a result, Nycomed and UCB are solely responsible, and we are depending upon them, for completing the clinical development of these compounds, obtaining all necessary regulatory approvals, and then commercializing and manufacturing the compounds for sale. If they do not fully perform their responsibilities under our agreements, or if the clinical trials to be conducted are not initiated, successful or are terminated by them for any other reason, our ability to commercialize these product candidates in the future, as well as other product candidates we have in development which are closely related to them, would be severely jeopardized. In such event, it is likely we would never receive any of the milestone payments or royalties that we are eligible to receive under our agreements with Nycomed and UCB, and our ability to fund the development and testing of our other product candidates would be adversely affected.

We may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect our ability to develop and commercialize our product candidates. Our future collaboration partners may not adequately perform their responsibilities under our agreement, which could adversely affect our development and commercialization program.

A key element of our business strategy is to develop, market and commercialize our product candidates through collaborations with more established pharmaceutical companies. We may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize our product candidates. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials for our product candidates, and potentially the obtaining of regulatory approvals and marketing and distribution of any successfully developed products. Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs. As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development our business could be negatively affected. To the extent we undertake any of these activities internally, our expenses may increase.

In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements. Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us. Because such agreements may be exclusive, we may not be able to enter into a collaboration agreement with any other company covering the same product field during the applicable collaborative period. In addition, our collaborators’ competitors may not wish to do business with us at all due to our relationship with our collaborators. If we are unable to enter into additional product discovery and development collaborations, our ability to sustain or expand our business will be significantly diminished.

Our future success will depend upon our ability to first obtain and then adequately protect our patent and other intellectual property rights, as well as avoiding the infringement of the rights of others.

Our future success will be highly dependent upon our ability to first obtain and then defend the patent and other intellectual property rights necessary for the commercialization of our product candidates. We have filed numerous patent applications on the technologies and processes that we use in the U.S. and certain foreign countries. Although we have obtained a number of issued U.S. patents to date, the patent applications owned or licensed by us may not result in additional patents being issued. Moreover, these patents may not afford us the protection we need against competitors with similar technologies or products.

The successful development of therapeutic products frequently requires the application of multiple technologies that may be subject to the patent or other intellectual property rights of third parties. Although we believe it is likely we will need to license technologies and processes from third parties in the ordinary course of our business, we are not currently aware of any material conflict involving our technologies and processes with any valid patents or other intellectual property rights owned or licensed by others. In the event that a third party was to claim such a conflict existed, they could sue us for damages as well as seek to prevent us from commercializing our product candidates. It is possible that a third party could successfully claim that our products infringe on their intellectual property rights. Uncertainties resulting from the litigation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any patent litigation or other proceeding, even if resolved in our favor, would require significant financial resources and management time.

Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial and managerial resources. If a patent litigation or other proceeding is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products without a license from the other party, in addition to being held liable for significant damages. We may not be able to obtain any such license on commercially acceptable terms, if at all.

In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws, nondisclosure and confidentiality agreements and licensing arrangements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and processes or otherwise gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

We face substantial competition in the biotechnology industry and may not be able to compete successfully against one or more of our competitors.

The biotechnology industry is highly competitive, particularly in the area of diagnostic and therapeutic oncology products. In recent years, there have been extensive technological innovations achieved in short periods of time, and it is possible that future technological changes and discoveries by others could result in our products and product candidates quickly becoming uncompetitive or obsolete. A number of companies, including Biogen Idec, Genentech, Glaxo SmithKline, Hoffmann-LaRoche, Human Genome Sciences, Seattle Genetics, Trubion Pharmaceuticals, Zymogenetics, Merck Serono, Genmab, Medarex, Amgen Inc., Bristol-Myers Squibb, Bayer Schering Pharma AG, Pfizer, AstraZeneca and Eli Lilly, are engaged in the development of therapeutic autoimmune and oncology products. For example, Human Genome Sciences and their corporate partner, Glaxo SmithKline recently reported that BENLYSTA, their human monoclonal antibody against B-lymphocyte stimulator or BLyS, met the primary endpoint in the first of two pivotal Phase III trials in patients with serologically active SLE. Thus, BENLYSTA is ahead of epratuzumab in its clinical development timeline for the therapy of patients with SLE. Many of these companies have significantly greater financial, technical and marketing resources than we do. In addition, many of these companies have more established positions in the pharmaceutical industry and are therefore better equipped to develop, commercialize and market oncology products. Even some smaller competitors may obtain a significant competitive advantage over us if they are able to discover or otherwise acquire patentable inventions, form collaborative arrangements or merge with larger pharmaceutical companies.

We expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technologies, and they are increasingly aware of the commercial value of their findings. As a result, they are demanding greater patent and other proprietary rights, as well as licensing and future royalty revenues.

We may be liable for contamination or other harm caused by hazardous materials that we use in the operations of our business.

In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, federal, state and local laws and regulations. Our manufacturing and research and development programs involve the controlled use of viruses, hazardous materials, chemicals and various radioactive compounds. The risk of accidental contamination or injury from these materials can never be completely eliminated, and if an accident occurs we could be held liable for any damages that result, which could exceed our available resources.

The nature of our business exposes us to significant liability claims, and our insurance coverage may not be adequate to cover any future claims.

The use of our compounds in clinical trials and any future sale exposes us to liability claims that could be substantial. These claims might be made directly by healthcare providers, medical personnel, patients, consumers, pharmaceutical companies and others selling or distributing our compounds. While we currently have product liability insurance that we consider adequate for our current needs, we may not be able to continue to obtain comparable insurance in the future at an acceptable cost, if at all. If for any reason we cannot maintain our existing or comparable liability insurance, our ability to clinically test and market products could be significantly impaired. Moreover, the amount and scope of our insurance coverage, as well as the indemnification arrangements with third parties upon which we rely, may be inadequate to protect us in the event of a successful product liability claim. Any successful claim in excess of our insurance coverage could materially and adversely affect our financial condition and operating results.

The loss of any of our key employees could adversely affect our operations.

We are heavily dependent upon the talents of Dr. Goldenberg, our Chairman of the Board, Chief Scientific Officer and Chief Medical Officer, and Ms. Sullivan, our President and Chief Executive Officer, as well as certain other key personnel. If Dr. Goldenberg, Ms. Sullivan or any of our other key personnel were to unexpectedly leave our Company, our business and results of operations could be materially and adversely affected. In addition, as our business grows we will need to continue to attract additional management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense, and we may not be successful in our recruitment efforts. If we are unable to attract, motivate and retain qualified professionals, our operations could be materially and adversely affected.

Certain potential for conflicts of interest, both real and perceived, exist which could result in expensive and time-consuming litigation.

Certain members of our senior management and Board of Directors have relationships and agreements, both with us as well as among themselves and their respective affiliates, which create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman, Chief Scientific Officer and Chief Medical Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer (who is also the wife of Dr. Goldenberg), and certain companies with which we do business, including the Center for Molecular Medicine and Immunology and the Garden State Cancer Center (which operates as the clinical arm of CMMI to facilitate the translation of CMMI’s research efforts in the treatment of patients), collectively defined as CMMI. For example, Dr. Goldenberg is the President and a Trustee of CMMI, a not-for-profit cancer research center that we use to conduct certain research activities. For the fiscal year ended June 30, 2009, we have incurred $292,000 of research expenses for activities conducted by CMMI on our behalf. Further, Dr. Goldenberg’s employment agreement with us permits him to devote more of his time working for CMMI than for us, and other key personnel of our company also have research collaborations with CMMI. Dr. Goldenberg is also a minority stockholder, director and officer of our majority-owned subsidiary, IBC.

As a result of these and other relationships, the potential for both real and perceived conflicts of interest exists and disputes could arise over the allocation of funds, research projects and ownership of intellectual property rights. In addition, in the event that we become involved in stockholder litigation regarding these potential conflicts, we might be required to devote significant resources and management time defending the company from these claims, which could adversely affect our results of operations.

Given that autoimmune and cancer therapeutics such as the ones we are developing can cost upwards of $20,000 per treatment, even if our product candidates become available for sale it is likely that federal and state governments, insurance companies and other payers of health care costs will try to first limit the use of these drugs to certain patients, and may be reluctant to provide a level of reimbursement that permits us to earn a significant profit on our investment, if any.

Our ability to successfully commercialize therapeutic products will depend, in significant part, on the extent to which hospitals and physicians can obtain appropriate reimbursement levels for the cost of our products and related treatment. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. In addition, legislative proposals to reform health care or reduce government insurance programs may result in lower prices or the actual inability of prospective customers to purchase our products. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

Risks Related to Government Regulation of our Industry

Our industry and we are subject to intense regulation from the U.S. Government and such other governments and quasi-official regulatory bodies where our products are and product candidates may be sold.

These governmental and other regulatory risks include:

•	Clinical development is a long, expensive and uncertain process, delay and failure can occur at any stage of our clinical trials;

•	Our clinical trials are dependent on patient enrollment and regulatory approvals, we do not know whether our planned trials will begin on time, or at all, or will be completed on schedule or at all;

•	The FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on hold;

•

If the clinical development process is completed successfully, our ability to derive revenues from the sale of therapeutics will depend on our first obtaining FDA or other comparable foreign regulatory approvals, each of which are subject to unique risks and uncertainties;

•

There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates for any indication; we are subject to government regulation for the commercialization of our product candidates;

•	We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates; and

•	We may be liable for contamination or other harm caused by hazardous materials used in the operations of our business.

Risks Related to Our Securities

Our common stock may be delisted from the NASDAQ Global Market, or NASDAQ.

If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet NASDAQ’s listing maintenance standards for any other reason, our common stock could be delisted from the NASDAQ.

If our stock is not accepted for listing on the NASDAQ, we will make every possible effort to have it listed on the Over the Counter Bulletin Board, or the OTC Bulletin Board. If our common stock were to be traded on the OTC Bulletin Board, the Securities Exchange Act of 1934, as amended, and related Securities and Exchange Commission, or SEC, rules would impose additional sales practice requirements on broker-dealers that sell our securities. These rules may adversely affect the ability of stockholders to sell our common stock and otherwise negatively affect the liquidity, trading market and price of our common stock.

If our common stock would not be able to be traded on the OTC Bulletin Board, we would make every effort to have it available for trading on Pink OTC Markets Inc., or the Pink Sheets. The Pink Sheets market consists of security firms who act as market makers in the stocks, usually, of very small companies. The bid and asked prices are not quoted electronically, but are quoted daily in “hard copy” which is delivered to firms that subscribe. Stocks that trade in the Pink Sheets are usually not as liquid as those that trade in electronic markets and, often time, the difference between the bid and the asked prices are substantial. As a result, if our common stock were traded on the Pink Sheets, there would likely be a further negative affect on the liquidity, trading market and price of our common stock even compared to that we might suffer if we were traded on the OTC Bulletin Board.

As a result of the above, we cannot assure you that our common stock will be listed on a national securities exchange, a national quotation service, the OTC Bulletin Board or the Pink Sheets or, if it is to be listed, whether or not there would be an interruption in the trading of our common stock. We believe that the listing of our stock on a recognized national trading market, such as the NASDAQ, is an important part of our business and strategy. Such a listing helps our stockholders by providing a readily available trading market with current quotations. Without that, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock would likely decline. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded it by other parties. In that regard, listing on a recognized national trading market will also affect the company’s ability to benefit from the use of its operations and expansion plans, including for use in licensing agreements, joint ventures, the development of strategic relationships and acquisitions, which are critical to our business and strategy and none of which is currently the subject of any agreement, arrangement or understanding, with respect to any future financing or strategic relationship it may undertake. The delisting from NASDAQ would result in negative publicity and would negatively impact our ability to raise capital in the future.

If we were delisted from the NASDAQ, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from the NASDAQ may depress the price of our common stock such that we may become a penny stock. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share. “Penny Stock” rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts.

A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for stockholders to purchase or sell our common stock. Because the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

The market price of our common stock has fluctuated widely in the past, and is likely to continue to fluctuate widely based on a number of factors, many of which are beyond our control.

The market price of our common stock has been, and is likely to continue to be, highly volatile. Furthermore, the stock market generally and the market for stocks of relatively small biopharmaceutical companies like ours have from time to time experienced, and likely will again experience, significant price and volume fluctuations that are unrelated to actual operating performance.

From time to time, stock market analysts publish research reports or otherwise comment upon our business and future prospects. Due to a number of factors, we may fail to meet the expectations of securities analysts or investors and our stock price would likely decline as a result. These factors include:

•

announcements by us, our current collaboration partners, any future alliance partners or our competitors of pre-clinical studies and clinical trial results, regulatory developments, technological innovations or new therapeutic products, product sales, new products or product candidates and product development timelines;

•	the formation or termination of corporate alliances;

•	developments in patent or other proprietary rights by us or our respective competitors, including litigation;

•	developments or disputes concerning our patent or other proprietary rights, and the issuance of patents in our field of business to others;

•	government regulatory action;

•	period-to-period fluctuations in the results of our operations; and

•	developments and market conditions for emerging growth companies and biopharmaceutical companies, in general.

In addition, Internet “chat rooms” have provided forums where investors make predictions about our business and prospects, oftentimes without any real basis in fact, that readers may trade on.

In the past, following periods of volatility in the market prices of the securities of companies in our industry, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management’s attention and resources, which could negatively impact our business.

At August 25, 2009, we had 75,162,215 shares of common stock outstanding, 6,676,183 additional shares reserved for restricted stock shares and the exercise of outstanding stock options and 4,878,900 additional shares of common stock authorized for issuance and remaining to be granted under our stock option plans.

Our principal stockholder can significantly influence all matters requiring the approval by our stockholders.

As of June 30, 2009, Dr. Goldenberg, our Chairman, Chief Scientific Officer and Chief Medical Officer, together with certain members of his family, including Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, who is Dr. Goldenberg’s wife, and other affiliates, controlled the right to vote approximately 11% of our fully diluted common stock. As a result of this voting power, Dr. Goldenberg has the ability to significantly influence the outcome of substantially all matters that may be put to a vote of our stockholders, including the election of our directors.

We have adopted anti-takeover provisions that may frustrate any unsolicited attempt to acquire our company or remove or replace our directors and executive officers.

Provisions of our certificate of incorporation, our by-laws and Delaware corporate law could make it more difficult for a third party to acquire control of our company in a transaction not approved by our Board of Directors. For example, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire control of our company without the support of our Board of Directors. In addition, our Board of Directors may issue up to ten million shares of preferred stock and determine the price, rights, preferences and privileges, including voting and conversion rights, of these shares without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors. The rights of the holders of our common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

We are also subject to Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits us from engaging in a business combination with any “interested” stockholder (as defined in Section 203 of the DGCL) for a period of three years from the date the person became an interested stockholder, unless certain conditions are met.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. These provisions may be in some respects broader than the specific indemnification provisions under Delaware law. The indemnification provisions may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance. Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director’s duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

We believe that our limitation of officer and director liability assists us to attract and retain qualified employees and directors. However, in the event an officer, a director or the board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting therefrom. Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit our stockholders and us. Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders’ best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses. Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance. Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 requires substantial accounting expense and significant management efforts. Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the SEC, the NASDAQ GMS or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our common stock.

We do not intend to pay dividends on our common stock. Until such time as we pay cash dividends our stockholders must rely on increases in our stock price for appreciation.

We have never declared or paid dividends on our common stock. We intend to retain future earnings to develop and commercialize our products and therefore we do not intend to pay cash dividends in the foreseeable future. Until such time as we determine to pay cash dividends on our common stock, our stockholders must rely on increases in our common stock’s market price for appreciation.

At August 25, 2009, we had 75,162,215 shares of common stock outstanding, 6,676,183 additional shares reserved for restricted stock shares and the exercise of outstanding stock options and 4,878,900 additional shares of common stock authorized for issuance and remaining to be granted under our stock option plan.

Sales of substantial amounts of our common stock in the public market could depress our stock price.

Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, could harm the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Further, stockholders’ ownership will be diluted if we raise additional capital by issuing equity securities. We have filed with the Securities and Exchange Commission, and are seeking effectiveness of a shelf registration statement on Form S-3 for this offering under which we may register up to 20,000,000 shares of our common stock and 3,000,000 warrants for sale to the public in one or more public offerings. These shares will not be registered until the registration statement is declared effective by the Securities and Exchange Commission.

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently anticipate that the net proceeds from this offering will be used for general corporate purposes, including, among other things, research and development of product candidates, additions to working capital, the redemption or repurchase of outstanding equity, the repayment of indebtedness and the expansion of our business through internal growth or acquisition. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade or government, interest-bearing securities. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of common stock and warrants.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and estimated net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

COMMON STOCK

Under our certificate of incorporation, as amended to date, we are authorized to issue up to 110,000,000 shares of common stock, $0.01 par value per share. At June 30, 2009, approximately 75,137,831 shares of common stock were issued and outstanding. The following description of our common stock, stockholder rights plan, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information; Incorporation of Documents by Reference”.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Stockholder Rights Plan

In February of 2002, we redeemed all outstanding stockholder rights under our 1998 Stockholder Rights Plan and declared a dividend of one new right per outstanding share pursuant to our 2002 Stockholder Rights Plan. Our 2002 Stockholder Rights Plan is designed to protect the company and its stockholders against unfair or coercive takeover tactics. It accomplishes this goal by making it more costly, and thus more difficult, to gain control of us without the consent of our board of directors. The 2002 Stockholder Rights Plan authorized the distribution of one “right” as a dividend on each outstanding share of our common stock to each holder of record on March 15, 2002. Each right entitles the registered holder to purchase from us one one-thousandth (1/1,000) of a share of our Series G Junior Participating Preferred Stock, par value $0.01 per share, at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment. The 2002 Stockholder Rights Plan provides that if a third party acquires more than 15% of our common stock without the prior approval of our board of directors, all of our stockholders (other than the acquiring party) will be entitled to buy either shares of a special series of our preferred shares, or shares of our common stock with a market value equal to double the exercise price for each right they hold. Under these circumstances, the board of directors may instead allow each such right (other than those held by the acquiring party) to be exchanged for one share of our common stock. The exercise or exchange of these rights would have a substantial dilutive effect on the holdings of the acquiring party. Our board of directors retains the right at all times to discontinue the 2002 Stockholder Rights Plan through redemption of all rights, or amend the 2002 Stockholder Rights Plan in any other respect. The rights will expire on March 1, 2012, unless such date is extended or unless we earlier redeem the rights, in each case as described in the 2002 Stockholder Rights Plan.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Immunomedics.

•

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

•

Limitation of Liability; Indemnification. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

•	Stockholders Rights Plan. We have adopted the 2002 Stockholder Rights Plan discussed above under the caption “Stockholder Rights Plan”.

WARRANTS

Please note that in this section references to holders mean those who own warrants registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled “Book-Entry Procedures and Settlement”.

General

We may offer warrants separately or together with our equity securities.

We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information; Incorporation of Documents by Reference” or by contacting the applicable warrant agent.

The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

We may issue equity warrants. An equity warrant is a warrant for the purchase or sale of our equity securities. We may also issue warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.

Information in the Prospectus Supplement

The prospectus supplement will contain, where applicable, the following information about the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

•	whether the warrants will be settled by delivery of the underlying securities or other property or in cash;

•

whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

•	whether the warrants will be issued in global or non-global form;

•	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

•

whether the warrants are to be sold separately or with other securities, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

•	any other terms of the warrants.

No holder of a warrant will, as such, have any rights of a holder of the equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

No Limit on Issuance of Warrants

The warrant agreements will not limit the number of warrants or other securities that we may issue.

Modifications

We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants. No such modification or amendment may, without the consent of each holder of an affected warrant:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.

Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	research and development of product candidates;

•	additions to working capital;

•	the redemption or repurchase of outstanding equity;

•	the repayment of indebtedness; and

•	the expansions of our business through internal growth or acquisitions.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

PLAN OF DISTRIBUTION

We may sell our securities from time to time through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may use these methods in any combination.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities:

•	If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten by each underwriter, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.

We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

•

to purchase from us up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per share of common stock; or

•

to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common stock or any other outstanding security.

The underwriter or underwriters may also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common stock or other security.

The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

By Dealers

We may use a dealer to sell our securities.

•	If we use a dealer, such person, as principal, will sell our securities to the dealer.

•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless indicated otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	An agent may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when payment will be demanded and securities delivered under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expense of all commissions and discounts, if any, attributable to the sales of any of our securities by us.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. In addition, our common stock has been approved for quotation on the NASDAQ. You can read and copy reports and other information concerning us at the offices of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.), located at 1735 K Street, Washington D.C. 20006. We also make available free of charge on or through our Internet website, http://www.immunomedics.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to the company and the Securities, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC’s public reference rooms listed above.

The SEC allows us to “incorporate by reference” in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-12104) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)    our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on August 27, 2009;

(2)    our Current Reports on Form 8-K filed with the SEC on August 7, 2009;

(3)    the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 7, 1984, including any amendment or report filed for the purpose of updating such description;

(4)    the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on March 8, 2002, including any amendment or report filed for the purpose of updating such description; and

(5)    all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: the Investor Relations Department, c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Legal matters with respect to the securities offered hereby are being passed upon for us by Morgan, Lewis and Bockius, LLP, Princeton, New Jersey.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2009, and the effectiveness of our internal control over financial reporting as of June 30, 2009 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

    IMMUNOMEDICS, INC.

20,000,000 SHARES OF COMMON STOCK

3,000,000 WARRANTS

PROSPECTUS

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$8,435
Printing and Engraving Fees	10,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	20,000
Transfer Agent and Registrar Fees	3,000
Miscellaneous	2,000

Total	$118,435

Item 15.	Indemnification of Directors and Officers

Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Immunomedics, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article X of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

Item 17.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morris Plains, New Jersey on August 31, 2009.

IMMUNOMEDICS, INC.

By:	/s/ CYNTHIA L. SULLIVAN
Cynthia L. Sullivan
President and Chief Executive Officer
(Principal Executive Officer)

S-I

POWER OF ATTORNEY

We, the undersigned officers and directors of Immunomedics, Inc., hereby severally constitute and appoint Cynthia L. Sullivan and Gerard G. Gorman, our true and lawful attorneys, with full power to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Immunomedics, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DAVID M. GOLDENBERG David M. Goldenberg	Chairman of the Board	August 31, 2009

/s/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan	President, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2009

/s/ GERARD G. GORMAN Gerard G. Gorman	Senior Vice President, Finance and Business Development and Chief Financial Officer (Principal Financial and Accounting Officer)	August 31, 2009

Morton Coleman	Director	August 31, 2009

/s/ MARY E. PAETZOLD Mary E. Paetzold	Director	August 31, 2009

/s/ EDWARD T. WOLYNIC Edward T. Wolynic	Director	August 31, 2009

/s/ BRIAN A. MARKISON Brian A. Markison	Director	August 31, 2009

/s/ DON C. STARK Don C. Stark	Director	August 31, 2009

S-II

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

4.5	Form of Warrant *

5.1	Opinion of Morgan, Lewis & Bockius, LLP **

23.1	Consent of Ernst & Young LLP, Independent Auditors **

23.2	Consent of Morgan, Lewis & Bockius, LLP (included in Exhibit 5.1) **

24.1	Powers of Attorney (included on signature page to this Registration Statement) **

*	To be filed, if necessary, by amendment as an exhibit to a report pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act or subsequent Current Report on Form 8-K.
**	Filed herewith.

E-1